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                                                                   EXHIBIT 99(L)

            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                                    May 25, 2006




RMR Asia Pacific Real Estate Fund
400 Centre Street
Newton, MA 02458

       Re:  RMR Asia Pacific Real Estate Fund
            Registration Statement on Form N-2

Ladies and Gentlemen:

       We have acted as special counsel to RMR Asia Pacific Real Estate Fund (the "Trust"), a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (a "Massachusetts Business Trust"), in connection with the initial public offering by the Trust of up to 5,000,000 shares (including shares subject to an over-allotment option) of the Trust's common shares (the "Shares") of beneficial interest, par value $0.001 per share (the "Common Shares").

       This opinion is being furnished in accordance with the requirements of
Item 25 of Form N-2 under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

       In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated February 17, 2006, as filed with the Securities and Exchange Commission (the "Commission") on February 17, 2006; (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-131944 and 811-21856), as filed with the Commission on February 17, 2006, and as amended by Pre-Effective Amendment No. 1, as filed with the Commission on April 28, 2006 and Pre-Effective Amendment No. 2, as filed with the Commission on May 25, 2006 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (iii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Trust, as issuer, RBC Capital Markets Corporation, as representative of the several underwriters named therein (the "Underwriters") and others, filed as an exhibit to the Registration Statement; (iv) the Amended and Restated Agreement and Declaration of Trust of the Trust (the "Declaration of Trust"), dated April 18, 2006, as currently in effect;

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and (v) the By-Laws of the Trust, as currently in effect, and (vi) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

       In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

       Members of our firm are admitted to the bar in the Commonwealth of Massachusetts, and we do not express any opinion as to the laws of any jurisdiction other than the laws of the Commonwealth of Massachusetts.

       Pursuant to certain decisions of the Supreme Judicial Court of Massachusetts, shareholders of a Massachusetts Business Trust such as the Trust, may in certain circumstances, be assessed or held personally liable as partners for the obligations of such a trust. Even if the Trust were held to be a partnership, however, the possibility of holders of Common Shares incurring personal liability for financial losses of the Trust appears remote because (i) Article X, Sections 1 and 2 of the Declaration of Trust contain an express disclaimer of liability for holders of Common Shares for the obligations of the Trust and require that, to the extent practicable, a recitation of such disclaimer be included in any written instrument creating an obligation of the Trust, and (ii) Article IX, Section 7 of the Declaration of Trust provides that the Trust shall indemnify each holder of Common Shares out of the Trust's property against all loss and expense for which such holder is held personally liable solely by reason of his or her being or having been a holder of Common Shares.

       Based upon and subject to the foregoing and to the statements set forth above with respect to the liability of shareholders of a Massachusetts Business Trust, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) Common Shares offered pursuant to the Registration Statement have been duly registered in the Trust's share register by the transfer agent and registrar for the Common Shares and have been delivered to and paid for by the Underwriters as contemplated by the Underwriting

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Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP


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